Exhibit 99.1

US Natural Gas Corp Reschedules Shareholder Meeting

ST. PETERSBURG, FL July 12, 2011-- US Natural Gas Corp (OTCQB:UNGS - News), an energy exploration company with operations in the Appalachian Basin announces that its Annual Meeting of Shareholders originally scheduled for July 15, 2011 will be rescheduled to a later date, likely before the end of September.

Due to the upcoming closing of the transaction whereby the Company will divest itself of certain assets held in West Virginia, management felt it would be in the best interest of shareholders to reschedule the meeting until after this date. The original closing date was moved from June 15, 2011 to July 29, 2011. At that time, management will be able to deliver a more concise picture of the Company’s operations going forward. Reference is made to the asset sale in the Company’s quarterly report filed on Form 10-Q with the Securities and Exchange Commission on May 23, 2011.

The date for the rescheduled Annual Meeting of shareholders has not yet been definitively determined, but is anticipated to be before the end of September. Further notification will be sent to shareholders, via electronic or regular mail, when a definitive date has been set.

About US Natural Gas Corp

US Natural Gas Corp is an independent energy company principally engaged in the acquisition, exploration and development of mature long-lived oil and natural gas properties. The company's current operations are concentrated in the Appalachian Basin within the states of Kentucky and West Virginia with core assets consisting of 17,000 acres of mineral rights leases and interest in approximately 150 oil and gas wells. www.usnatgascorp.com

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein, and while expected, there is no guarantee that we will attain the aforementioned anticipated developmental milestones. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company. Additional risks and uncertainties are set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2010.

Contact:
US Natural Gas Corp
Shannon Bell, Executive Assistant
(727) 824-2800
info@usnatgascorp.com